Exhibit (h)(7)

SUPPLEMENT TO THE

SUPERVISION AND ADMINISTRATION AGREEMENT

PIMCO Variable Insurance Trust

650 Newport Center Drive

Newport Beach, California 92660

October 21, 2016

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE:	PIMCO Global Multi-Asset Managed Volatility Portfolio and PIMCO Global Advantage® Strategy Bond Portfolio (the “Portfolios”)

Dear Sirs:

PIMCO Variable Insurance Trust (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) have entered into a Supervision and Administration Agreement dated August 11, 2008 (the “Agreement”).

The Trust and the Administrator hereby agree to amend the Agreement as of the date hereof as follows:

i.	all references to the PIMCO Global Multi-Asset Managed Volatility Portfolio are deleted and replaced with the PIMCO Balanced Allocation Portfolio;

ii.	all references to the PIMCO Global Advantage® Strategy Bond Portfolio are deleted and replaced with the PIMCO Global Core Bond (Hedged) Portfolio; and

iii.	the PIMCO Global Core Bond (Hedged) Portfolio’s supervisory and administrative fee rate is reduced from 0.35% to 0.31% of the average daily net assets attributable to the Portfolio.

Accordingly, the current Appendix A is replaced with the new Appendix A attached hereto.

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:
Title:	Vice President

ACCEPTED

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director

Exhibit (h)(7)

APPENDIX A

(As of October 21, 2016)

Supervisory and Administrative Fee Rate (%)

Fund	Core Expenses[1]	Other Expenses	Total
PIMCO All Asset Portfolio	0.10	0.15	0.25
PIMCO All Asset All Authority Portfolio	0.10	0.15	0.25
PIMCO Balanced Allocation Portfolio	0.05	0.00	0.05
PIMCO CommodityRealReturn® Strategy Portfolio	0.10	0.15	0.25
PIMCO Diversified Income Portfolio	0.10	0.20	0.30
PIMCO Emerging Markets Bond Portfolio	0.10	0.30	0.40
PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)	0.10	0.40	0.50
PIMCO Foreign Bond Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Global Bond Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Global Core Bond (Hedged) Portfolio	0.10	0.21	0.31
PIMCO Global Diversified Allocation Portfolio	0.10	0.30	0.40
PIMCO Global Multi-Asset Managed Allocation Portfolio	0.05	0.00	0.05
PIMCO High Yield Bond Portfolio	0.10	0.25	0.35
PIMCO Income Portfolio	0.10	0.30	0.40
PIMCO Long-Term U.S. Government Portfolio	0.10	0.15	0.25
PIMCO Low Duration Portfolio	0.10	0.15	0.25
PIMCO Money Market Portfolio	0.10	0.10	0.20
PIMCO Real Return Portfolio	0.10	0.15	0.25
PIMCO Short-Term Portfolio	0.10	0.10	0.20
PIMCO Total Return Portfolio	0.10	0.15	0.25
PIMCO Unconstrained Bond Portfolio	0.10	0.20	0.30

1 Core Expenses include custody, portfolio accounting and tax preparation expenses.